Exhibit 10.4

SECOND SUPPLEMENT

TO THE

MASTER CREDIT AGREEMENT

(Term Loan)

THIS SECOND SUPPLEMENT TO THE MASTER CREDIT AGREEMENT (“Second Supplement”) is made and entered into as of December 29, 2015, by and between ABE SOUTH DAKOTA, LLC, a Delaware limited liability company (“Borrower”), and AGCOUNTRY FARM CREDIT SERVICES, PCA (“Term Lender”) in its capacity as Term Lender hereunder. This Second Supplement supplements the Master Credit Agreement between Lender and Borrower dated as of even date herewith (as the same may be amended, restated, or otherwise modified (other than by Supplements entered into pursuant to Section 1.02 thereof) from time to time, the “Master Agreement”)

RECITALS:

A. Borrower has requested that Term Lender provide a $20 million term loan for the purpose of refinancing existing loans and funding working capital. Term Lender is willing to provide a term loan of $20 million, subject to the terms and conditions hereof.

AGREEMENT:

1. Definitions. Capitalized terms used and not otherwise defined in this Second Supplement have the meanings attributed to them below or in the Master Agreement. Definitions in this Second Supplement control over inconsistent definitions in the Master Agreement, but only to the extent the defined terms apply to Loans under this Second Supplement. Definitions set forth in the Master Agreement control for all other purposes. As used in this Second Supplement, the following terms have the following meanings:

“Closing Date” means December 29, 2015, for purposes of this Second Supplement.

“Interest Election” has the meaning set forth in Section 5 of this Second Supplement.

“LIBOR” means the one month London interbank rate reported on the tenth day of the month by the Wall Street Journal from time to time in its daily listing of money rates, defined therein as “the average of interbank offered rates for dollar deposits in the London market based on quotations at five major banks.” If a one month LIBOR rate is not reported on the tenth day of such month in the Wall Street Journal but is reported in a comparable publication, the LIBOR rate reported in such comparable publication shall apply, and if a one month LIBOR rate is not reported on the tenth day of such month in a comparable publication, the one month LIBOR rate reported in the Wall Street Journal on the first Business Day preceding the tenth day of such month will be used. If the foregoing index is no longer available, Term Lender will select a new index which is based on materially similar information.

“Loan Commitment Amount” means $20,000,000.

“Margin” initially means three and one-half percentage points (3.50%) (350 basis points) and will be effective until such time as the aggregate principal balance of all Loans and unfunded Commitment amounts under the Credit Agreement is (a) $20,000,000 or less, at which time the Margin will be reduced to three and one-quarter percentage points (3.25%), or (b) $15,000,000 or less, at which time the Margin will be further reduced to three percentage points (3.00%). Each reduction in the Margin will become effective upon Borrower’s delivery to Agent of annual audited financial statements along with a written certification that the aggregate principal balance of the Loans and unfunded Commitments required for such reduction has been achieved.

“Term Loan” means the Loan made by Term Lender to Borrower under this Second Supplement.

“Term Loan Maturity Date” means the earlier of (a) January 1, 2021, and (b) the date on which the Obligations have been declared or have automatically become due and payable, whether by acceleration or otherwise.

“Term Loan Note” means the Term Loan Note made by Borrower payable to the order of Term Lender, dated the date hereof, in the initial aggregate principal amount of $20,000,000.

“Variable Rate” has the meaning set forth in Section 5 of this Second Supplement.

2. Effect of Second Supplement. This Second Supplement supplements the Master Agreement, and along with the Master Agreement, sets forth the terms and conditions applicable to the Term Loan.

3. Conditions Precedent. Term Lender will have no obligation under this Second Supplement until each of the following conditions precedent is satisfied or waived in accordance with Section 8.02 of the Master Agreement:

(a)	Term Lender has received all fees and other amounts due and payable on or prior to the date hereof, including the fees and amounts for reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Borrower pursuant to any Loan Document or any other agreement with Term Lender;

(b)	Term Lender has received Borrower’s counterpart of this Second Supplement and the Term Loan Note duly executed and delivered by Borrower;

(c)	Term Lender has received Borrower’s counterparts of the Master Agreement and all Loan Documents contemplated thereby, in each case duly executed and delivered by Borrower, as well as all other duly executed and delivered instruments, agreements, opinion letters, and documents as Term Lender may require;

(d)	the representations and warranties set forth in the Master Agreement and each of the Loan Documents are true and correct in all material respects as of the date hereof;

(e)	all conditions precedent in the Master Agreement and each other Loan Document have been satisfied or waived in accordance with Section 8.02 of the Master Agreement; and

(f)	no Default or Event of Default has occurred and is continuing.

4. Scheduled Payments.

(a) Interest on the unpaid principal amount of the Term Loan will be due and payable in arrears on the first day of each calendar quarter beginning on April 1, 2016.

(b) The Term Loan will be repaid in 20 equal principal installments of $1,000,000 each due and payable on the first Business Day of each calendar quarter beginning April 1, 2016, together with accrued and unpaid interest, and one balloon payment on the Term Loan Maturity Date in the amount of the remaining principal amount of the Term Loan then outstanding along with all interest then accrued and unpaid.

5. Interest.

(a) Interest will accrue on the unpaid principal amount of the Term Loan at a variable interest rate equal to LIBOR plus the Margin (the “Variable Rate”). Alternatively, Borrower may elect (an “Interest Election”), from time to time, any one or more of the fixed or adjustable interest rates available from Lender at the time of the election. The elected rate must be applied to amounts of not less than $1,000,000 owing on the Term Loan, as set forth below, and interest on such amounts shall accrue at such rate selected by Borrower during the related interest period. Interest shall accrue at the Variable Rate for any portion of the Term Loan for which no Interest Election is in effect. The rates available to Borrower for election will be based on Term Lender’s cost of funds plus the Margin in effect from time to time.

(b) To make an Interest Election, Borrower will give Term Lender prior written notice (or telephonic notice promptly confirmed in writing) of its Interest Election, in the form of Exhibit 1A attached hereto, or such other method as Lender may authorize from time to time, no later than five (5) Business Days prior to the desired effective date (which shall be a Business Day) of such election. Borrower may make such Interest Elections at any time and from time to time, without penalty, except as otherwise provided in the Loan Documents; provided, that Borrower may not elect an interest rate in which the related Interest Period for such interest rate would extend beyond the Term Loan Maturity Date. Lender will determine the rate of interest in effect from time to time pursuant to this Section 5 and will notify Borrower of the same, in writing, upon any request by Borrower. Term Lender’s determination of the rate of interest hereunder shall be deemed conclusive, absent manifest error. Borrower acknowledges that the terms of the Master Agreement, this Second Supplement or any other Loan Document may require Borrower to pay a prepayment premium.

6. Term Loan Note. The Term Loan will be evidenced by Borrower’s Term Loan Note, in the form of Exhibit 1B attached hereto, and repaid in accordance with this Second Supplement and the Term Loan Note.

7. Prepayment Fees. In addition to the prepayment provisions set forth in the Master Agreement, in the event any portion of the Term Loan for which an Interest Election has been made is paid, in whole or in part, prior to the end of the applicable Interest Period, whether voluntarily or involuntarily (including any prepayment effected by Term Lender’s exercise of any right to accelerate), or if Borrower changes its Interest Election under Section 5(b) of the Second Supplement with respect to the Term Loan prior to the end of the related Interest Period, Borrower shall pay to Term Lender a prepayment fee in an amount which would result in Term Lender being made whole (on a present value basis) for the actual or imputed funding losses incurred by Term Lender as a result of such early repayment. Such fees will be calculated in accordance with methodology established by Term Lender (a copy of which will be made available to the Borrower upon request). This foregoing amount is due and payable immediately upon receipt of any such prepayment. Borrower agrees that this prepayment fee is paid as a fee for the right to prepay and not as liquidated damages or a penalty.

8. Counterparts. This document may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall be one and the same document. A facsimile or electronic copy of a signature shall be as binding as an original signature.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have caused this Second Supplement to be duly executed by their respective authorized officers as of the day and year first written above.

BORROWER:

ABE SOUTH DAKOTA, LLC

By:	/s/ Richard R. Peterson
Name:	Richard R. Peterson
Title:	President and Chief Executive Officer

TERM LENDER:

AGCOUNTRY FARM CREDIT SERVICES, PCA

By:	/s/ Randolph L. Aberle
Name:	Randolph L. Aberle
Title:	Senior Vice President

SIGNATURE PAGE TO SECOND SUPPLEMENT TO THE

MASTER CREDIT AGREEMENT

EXHIBIT 1A

INTEREST ELECTION

[Date]

AgCountry Farm Credit Services, PCA

Post Office Box 6020

1900 44th Street South

Fargo, North Dakota 58108

Attention: Randolph L. Aberle

Dear Mr. Aberle:

Reference is made to the Master Credit Agreement and Second Supplement thereto, each dated as of December 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), between the undersigned, as Borrower, and AgCountry Farm Credit Services, PCA, as Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes an Interest Election pursuant to Section 5(b) of the Second Supplement to the Credit Agreement, and Borrower hereby elects [a rate available from Lender at the time of the election] for application to $         in principal amount now outstanding under the Term Loan, and in that connection Borrower specifies the following information with respect to the amount to be converted or continued as requested hereby:

The effective date of election (which is a Business Day)1:

Very truly yours,

ABE SOUTH DAKOTA, LLC

By:
Name:
Title:

[1]	Not less than $1,000,000 and an integral multiple of $100,000.

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EXHIBIT 1B

TERM LOAN NOTE

$20,000,000	December 29, 2015
Fargo, North Dakota

FOR VALUE RECEIVED, the undersigned, ABE SOUTH DAKOTA, LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay to the order of AgCountry Farm Credit Services, PCA (together with any subsequent holder hereof, “Term Lender”) or its successors and assigns, at Post Office Box 6020, 1900 44th Street South, Fargo, North Dakota 58108, (a) on the Term Loan Maturity Date (as defined in the Master Credit Agreement between Borrower and Term Lender dated as of December 29, 2015 and the Second Supplement to the Master Credit Agreement (Term Loan) between Borrower and Term Lender dated the same date (as the same may be amended, restated, supplemented or otherwise modified from time to time), collectively known as the “Credit Agreement”), the principal sum of Twenty Million and No/100 Dollars ($20,000,000.00) or so much of the unpaid principal amount of the Term Loan (as defined in the Credit Agreement) as has been advanced by Term Lender to Borrower pursuant to the Credit Agreement, and (b) on each date specified in the Credit Agreement prior to the Term Loan Maturity Date, the principal amount of the Term Loan payable to Term Lender on such date as specified therein, in lawful money of the United States of America in immediately available funds, and to pay interest from the Closing Date on the unpaid principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. Borrower also promises to pay Default Interest (as defined in the Credit Agreement), on demand, on the terms and conditions set forth in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of Term Lender.

All borrowings evidenced by this Term Loan Note and all payments and prepayments of the principal hereof and the date thereof shall be recorded by Term Lender in its internal records; provided, that the failure of Term Lender to make such a notation or any error in such notation will not affect the obligations of Borrower to make the payments of principal and interest in accordance with the terms of this Term Loan Note and the Credit Agreement.

This Term Loan Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, all upon the terms and conditions therein specified.

THIS TERM LOAN NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NORTH DAKOTA AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

ABE SOUTH DAKOTA, LLC

By:
Name:	Richard R. Peterson
Title:	President and Chief Executive Officer

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